Exhibit 99.2

Soho House & Co Announces CFO Transition; Hospitality Industry Veteran, Neil Thomson, Named New Chief Financial Officer

Soho House & Co (NYSE: SHCO), today announced the appointment of Mr. Neil Thomson as the Company’s new Chief Financial Officer, effective August 18, 2025. Mr. Thomson, who will be based in the Company’s London Head Office, will succeed Mr. Thomas Allen, who will remain with the Company through August 29, 2025 to help ensure a smooth transition.

Mr. Thomson is a 30-year hospitality company operations and finance veteran, having served most recently as Chief Financial Officer of Tasty Restaurant Group, a leading private equity backed US based franchisee of quick service restaurants. Prior to this Mr. Thomson was CFO of Del Frisco’s, a US high end and casual dining company. Mr. Thomson also held a number of senior management positions during 15 years at Yum! Brands including CFO of India, Chief Development Officer of Pizza Hut International and Chief Growth Officer of Pizza Hut Asia. Mr. Thomson is a Chartered Accountant having started his career at KPMG London.

Mr. Andrew Carnie, Chief Executive Officer, Soho House & Co, said, “We’re delighted to welcome Neil to Soho House & Co. He brings a rare combination of deep operational knowledge in hospitality, alongside financial expertise, which will be a huge asset as we continue to scale the business.”

Mr. Neil Thomson said, “I am thrilled to be joining Soho House & Co at such an exciting time with the opportunity to further scale a unique global brand with its strong base of members and distinctive membership offerings. I’m looking forward to partnering with Andrew, the Board and the leadership team to take advantage of the multiple opportunities to grow the business, execute financial and operating process efficiencies and deliver profitability improvements.”

Mr. Carnie added, “On behalf of the Company and our Board of Directors, I would like to thank Thomas for his many contributions to Soho House & Co. His exceptional strategic insight and financial discipline have been invaluable as we navigated the public markets. During a period of significant transformation and growth, Thomas has played a key role in building the strong business we are today, and I’m personally very grateful for the partnership we’ve had. We wish him every success in his next chapter.”

Mr. Thomas Allen said, “I am extremely proud of what we have accomplished as a Company over the past three years, focusing on growing and enhancing membership, and operational excellence to drive profitability. I am confident that we have set up Soho House & Co for long-term sustainable growth. It’s been an honor to serve as Soho House’s CFO and I wish the amazing team success in the future.”